AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1999
                                                           REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                          CRYO-CELL INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                              ---------------------


            DELAWARE                                      22-302-3093
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                              ---------------------

                      3165 McMullen Booth Road, Building #5
                              Clearwater, FL 33761
                                 (727) 723-0333
    (Address of Registrant's principal executive offices, including zip code)

                              ---------------------

                            ADVISOR COMPENSATION PLAN
                            (Full title of the Plan)

                     Daniel Richard, Chief Executive Officer
                      3165 McMullen Booth Road, Building #5
                              Clearwater, FL 33761
                                 (727) 723-0333
            (Name, address and telephone number of agent for service)

                              ---------------------

                Approximate Date of Proposed Sale to the Public:
   As soon as practicable after this Registration Statement becomes effective.

                              --------------------



                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
        TITLE OF SECURITIES            AMOUNT TO BE      PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
         TO BE REGISTERED               REGISTERED      OFFERING PRICE PER  AGGREGATE OFFERING   REGISTRATION FEE
                                                               SHARE               PRICE
===================================================================================================================
  Common Stock, $0.01 Par Value(1)        25,000(1)            $5.875(2)          $146,875            $40.83
===================================================================================================================

------------------
(1) Includes 25,000 shares of common stock, issuable for consulting services to Boston Healthcare Associates, Inc.

(2) The registration fee is based upon the exercise price of the options at $5.875 per share calculated pursuant to Rule 457(c).

                                     PART II


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant incorporates the following documents by reference in the registration statement:

         The Company's Annual Report on Form 10-KSB filed for the year ended November 30, 1998 and all of the Company's Quarterly Reports on Form 10-QSB for the quarters ended February 28, 1999, May 31, 1999 and August 31, 1999 and description of the Company's Common Stock contained in the Company's Form 8-A dated February 4, 1994.

         All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES.

         Shares of Common Stock share equally in dividends, when and if declared, and share ratably in net assets upon liquidation. There are no redemption rights nor are there any pre-emptive rights. Each share has one vote and there is no cumulative voting. Further, each outstanding share is, and each share to be issued will be, fully paid and non-assessable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company's Bylaws and the Delaware General Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

         The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.


                                       S2

Item 8.  EXHIBITS

         The following is a list of exhibits filed as part of the Registration
Statement:

         4.1      Consulting Service Agreement with Boston Healthcare
                  Associates, Inc.

         5        Opinion of Thaddeus Freeman.

         23.1     Consent of Thaddeus Freeman (included in 5 above).

         23.2     Consent of Mirsky, Furst & Associates, P.A.

Item 9.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                       S3

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Clearwater, State of Florida, on October 27, 1999.


                          CRYO-CELL INTERNATIONAL, INC.



                                By:   /s/ DANIEL D. RICHARD
                                   ---------------------------------------------
                                      Daniel D. Richard, Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on and on the date indicated.


/s/ DANIEL D. RICHARD
---------------------
Daniel D. Richard, Chief Executive Officer, Director
Date:  October 28, 1999
      ----------------


/s/ GERALD F. MAASS
-------------------
Gerald F. Maass, Executive V.P, General Manager, Director
Date: October 28, 1999
      ----------------


/s/ JILL M. TAYMANS
-------------------
Jill M. Taymans, Chief Financial Officer
Date: October 28, 1999
      ----------------


/s/ FREDERICK C.S. WILHELM
--------------------------
Frederick C.S. Wilhelm, Director
Date: October 28, 1999
      ----------------


/s/ ED MODZELEWSKI
------------------
Ed Modzelewski, Director
Date: October 28, 1999
      ----------------


                                       S4

                                INDEX TO EXHIBITS

EXHIBIT
 NUMBER     DESCRIPTION                                           PAGES
-------     -----------                                           -----

  4.1       Consulting Services Agreement with Boston
            Healthcare Assoc.                                      S6

  5         Opinion of Thaddeus Freeman                            S9

  23.1      Consent of Counsel                                     See Exhibit 5

  23.2      Consent of Mirsky, Furst & Associates, P.A.            S11









                                       S5

                          CONSULTING SERVICE AGREEMENT

This Agreement is entered into between CRYO-CELL International, Inc., (herein CRYO-CELL), having a principle place of business at 3165 McMullen Booth Road, Building B, Clearwater, FL 33761 and Boston Healthcare Associates, Inc. (herein Boston Healthcare), having a principle place of business at 75 Federal Street, 9th Floor, Boston, MA 02110.

WHEREAS Boston Healthcare has experience and expertise in reimbursement strategy and implementation with insurers; and

WHEREAS CRYO-CELL is a provider of cord blood stem cell processing and storage services;

NOW THEREFORE, the terms of this Agreement are set forth as follows:

1. SERVICES. Subject to authorizations by CRYO-CELL as described below, Boston Healthcare will seek to drive coverage policy and reimbursement for CRYO-CELL's storage services with health care payers, self-insured employer groups, and life insurers in the United States. Boston Healthcare will first identify coverage amd reimbursement parameters by conducting an assessment of the insurers' current and anticipated policies regarding cord blood storage. Boston Healthcare will then target key insurers, both influential and market-dominant, and engage these parties to influence coverage policies and reimbursement. Boston Healthcare will work with CRYO-CELL through all phases of presenting the Company, its services, and assisting in assembling appropriate presentation materials. Boston Healthcare will also be involved in structuring and negotiating coverage and reimbursement arrangements with the targeted insurers as appropriate. Boston Healthcare will also clarify issues surrounding CPT coding for CRYO-CELL services. Should new CPT code(s) be required, Boston Healthcare will negotiate in good faith with CRYO-CELL for this additional scope of work.

2. FEES. In consideration for the services to be provided by Boston Healthcare under this Agreement, CRYO-CELL agrees to pay Boston Healthcare the following retainer/consulting fees:
                  $15,000 thirty days following execution of Agreement $15,000 per month for the following five months

         CRYO-CELL may elect to make payment to Boston Healthcare for retainer/consulting fees and expenses (below) in cash or in registered, unrestricted CRYO-CELL common stock. Boston Healthcare will cooperate in the filing of an S-8 form. Should CRYO-CELL elect to make payment to Boston Healthcare in the form of S-8 stock, the stock will be valued at the average of the closing price of such stock for the five business days prior to the date payment is due to Boston Healthcare with respect to any retainer fees due hereunder. CRYO-CELL will notify Boston Healthcare which method of payment is to be made to Boston Healthcare and Boston Healthcare has the option to accept the stock as payment in full or to sell the stock.

         CRYO-CELL shall reimburse Boston Healthcare for all reasonable out-of-pocket and travel expenses incurred by Boston Healthcare in connection with services rendered under this Agreement within submission of invoices to CRYO-CELL for such expenses. Said invoices shall be paid with S-8 stock (as above) or cash at CRYO-CELL's option.

3. WORK PRODUCT. CRYO-CELL shall be the sole owner of all title and rights in all information, results, and reports provided by Boston Healthcare to CRYO-CELL as a part of service performed by Boston Healthcare under this Agreement. CRYO-CELL shall be free to use, alone or with others, such information, results, and reports without further obligations to Boston Healthcare beyond the payments described above.

4.       CONFIDENTIAL INFORMATION.
         (a) Boston Healthcare understands and appreciates CRYO-CELL's need for the confidential treatment of proprietary information provided to Boston Healthcare by CRYO-CELL. Boston Healthcare will use its reasonable efforts consistent with Boston Healthcare's usual practices to maintain such confidentiality.


                                       S6

         (b) Not withstanding paragraph 3 or 4(a) above, CRYO-CELL acknowledges and agrees that Boston Healthcare has the right to disclose to prospective clients that Boston Healthcare has performed services for CRYO-CELL.

5.       THIRD PARTY AGREEMENTS.
         (a) Boston Healthcare represents that the conduct of services under this Agreement will not conflict with any obligations or duties that it may have to others.
         (b) CRYO-CELL acknowledges and agrees that Boston Healthcare has the right to enter into other consulting engagements with companies in businesses related to CRYO-CELL's business except that Boston Healthcare shall not enter into any such Agreement relating to cord blood storage.
         (c) This Agreement will not be assigned to a third party without the consent of both parties to this Agreement.

6. INDEPENDENT CONTRACTOR. In the performance of services hereunder, the status of Boston Healthcare, including its employees and agents, shall be that of independent contractor and not as employee, agent, or fiduciary of CRYO-CELL and as such shall have no right to make commitments for or on behalf of CRYO-CELL.

7.       INSURANCE AND INDEMNIFICATION.
         (a) Boston Healthcare agrees to indemnify and defend CRYO-CELL, its officers, directors, employees and agents against any loss, claim, suit, liability or expense (including attorney's fees) stemming from injuries or damages to persons or property resulting from or arising out of Boston Healthcare's performance under this Agreement, unless such loss, claim, suit, liability or expense is the result of negligence or bad faith on the part of CRYO-CELL or its employees.
         (b) CRYO-CELL agrees to indemnify and defend Boston Healthcare, its officers, directors, employees and agents against any loss, claim, suit, liability or expense (including attorney's fees) stemming from injuries or damages to persons or property resulting from or arising out of CRYO-CELL's use of any information developed by Boston Healthcare under this Agreement, unless such loss, claim, suit, liability or expense is the result of negligence or bad faith on the part of Boston Healthcare or its employees.
         (c) To the extent an indemnified party makes a claim for indemnification hereunder, the indemnified party shall give written notice to the indemnifying party reasonably setting forth the facts and circumstances in connection with the claim for indemnification. The indemnities of this Section shall not apply if the indemnified party fails to give the indemnifying party notice of any claim it receives within 30 days after receipt of such claim and such failure materially prejudices the indemnifying party. The indemnifying party shall have the right at its election to take over the defense or settlement of the third party claim at its own expense by giving prompt notice to the indemnified party. If the indemnifying party gives such notice and proceeds so to defend the third party claim within 30 days after receipt of the notice to the third party claim, the indemnified party shall not settle or otherwise compromise the proceedings and shall be bound by any defense or settlement that the indemnifying party may make as to those claims. In addition, if the indemnifying party assumes such control, it shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation (in addition to the indemnification set forth in Paragraphs (a) and (b).

8. ENTIRE AGREEMENT. This constitutes the entire Agreement of the parties pertaining to the subject matter hereof. No modification of this Agreement shall be binding unless in writing and signed by an authorized representative of each party.

9. LENGTH OF AGREEMENT. The initial term of this Agreement shall begin upon signatures of both parties and shall continue for six (6) months thereafter, unless sooner terminated by either party. At the end of six
         (6) months, should CRYO-CELL desire to renew this Agreement for another six (6) months, Boston Healthcare will negotiate in good faith.

10. TERMINATION/SURVIVAL OF OBLIGATIONS. CRYO-CELL may terminate this Agreement with or without cause at any time upon thirty (30) days written notice and payment to Boston Healthcare of all monies for services performed to date and expenses incurred to date. Obligations under Sections 2 (for services performed and expenses incurred through termination), 4, and 7 shall survive termination of this


                                       S7

         Agreement. Success fees, as defined in section 2, for Deals which are executed within twelve (12) months after the termination of this Agreement, and are a result of work performed by and/or contacts made by Boston Healthcare will be paid in accordance with the terms of
         Section 2. Boston Healthcare reserves the right to stop work for non payment of fees as defined in Section 2. No other cost will be incurred for termination.

11. WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.

12. SEVERABILITY; REFORMATION. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement.

13. NOTICES. Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first-class mail, postage prepaid, return receipt requested, addressed to such entity at the addresses identified on the first page of this Agreement.

14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

15. GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of The Commonwealth of Massachusetts without reference to its conflicts of laws provisions.



Accepted and Agreed:                           Accepted and Agreed:
Boston Healthcare Associates, Inc.             CRYO-CELL International, Inc.


By: /s/  CAROL D. HUSE                         BY:  /s/ DANIEL D. RICHARD
    ------------------                              ---------------------
    Carol D. Huse                                   Daniel D. Richard
    Executive Director, Contracts                   Chairman and Chief Executive
      and Finance                                     Officer

Date:  October 12, 1999                        Date:  October 14, 1999
       ----------------                               ----------------



                                       S8

                                THADDEUS FREEMAN
                                 ATTORNEY AT LAW
                            8150 CYPRESS GARDEN COURT
                                 LARGO, FL 33777
                                 (727) 394-0133

BOARD CERTIFIED BUSINESS LITIGATION                  BOARD CERTIFIED CIVIL TRIAL
--FLORIDA BAR                                        -- TEXAS BD. OF LEGAL SPEC.


October 28, 1999


CRYO-CELL International, Inc.
3165 McMullen Booth Road
Building #5
Clearwater, FL 33761

RE:      CRYO-CELL International, Inc.; proposed registration statement

         At your request, I have examined the proposed form of "Registration Statement which CRYO-CELL International, Inc. (the "Corporation") intends to file with the Securities and Exchange Commission, Form S-8 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 25,000 shares of the Corporation's Common Stock (the "Stock") pursuant to options which have been granted under the Consulting Service Agreement (the "Agreement") to Boston Healthcare Associates, Inc. (the "Associates").

         In rendering the following opinion, I have examined and relied only upon the documents, certificates of officers and directors of, and correspondence from the Corporation as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents, whether originals, copies, or telecopies, submitted to me, and the assumed conformity of copies and telecopies with the original documents. My examination was limited to the provisions in the following documents, and no others:

               1. Certificate of Incorporation of CRYO-CELL International, Inc. filed September 11, 1989, with the State of Delaware, Office of Secretary of State, which authorizes the issuance of up to 7,5000,000 shares of common stock of the said corporation.
               2. Certificate of Amendment of CRYO-CELL International, Inc. filed October 25, 1994, with the State of Delaware, Office of Secretary of State, which authorizes the issuance of up to 500,000 preferred shares of stock and up to 15,000,000 common shares of stock of the said corporation.
               3. By Laws of CRYO-CELL International, Inc. dated September 11, 1989, which provide for the issuance of fractional shares, of stock of said corporation by the Board of Directors once same are fully paid and give the Board of Directors control and management of the affairs, property, and interests of the said corporation.
               4.   Registration Statement.
               5.   Agreement.
               6. Unanimous Resolution of the Board of Directors of the Corporation dated October 14, 1999, which provides for the Corporation's execution of the Agreement and execution and filing of the Registration Statement.
               7. Correspondence from Jill Taymans, CFO CRYO-CELL International, inc. dated June 2, 1999, which states that the Corporation is authorized to issue 15,000,000 shares and that there are 8,642,955 shares outstanding.

                  I have not undertaken nor do I intend to undertake, any independent investigation beyond such documents, records, and correspondence, or to verify the adequacy or accuracy of such documents, records, and correspondence.


                                       S9

                  Based on the foregoing, it is my opinion that the Stock to be issued under the Agreement, subject to the effectiveness of the Registration Statement and compliance with applicable "blue sky" laws when issued upon exercise of the options granted under the Agreement, will be duly and validly authorized, fully paid, and non-assessable.

                  I express no opinion as to compliance with the securities or "blue sky" laws of any state in which the Stock is proposed to be offered and sold or as to the effect, if any, which non compliance with such laws might have on the validity of issuance of the Stock.

                  I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission. Other than as provided in the preceding sentence, this opinion (I) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) covers only matters of Florida and federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing stated in this letter shall be deemed to relate to or constitute an opinion concerning matters not specifically set forth above. No other opinion, express or implied, is being rendered.

                  By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement or Prospectus within the meaning of the terms "expert" as used in Section 11 of the Securities and Exchange Commission as promulgated under same.

                  The information set forth above is as of the date of this letter. I disclaim any undertaking to advise you of changes, which may be brought to my attention after the effective date of the Registration Statement.


         /s/ THADDEUS FREEMAN
         ---------------------
         Thaddeus Freeman



                                       S10

                                   CONSENT OF
                        MIRSKY, FURST & ASSOCIATES, P.A.

         We hereby consent to the incorporation by reference in this Prospectus constituting part of the Registration Statement of Form S-8 of our reports appearing in the CRYO-CELL INTERNATIONAL, INC., a Delaware corporation, Form 10-KSB filed for the year ended November 30, 1998.


Dated:  October 28, 1999               /s/ MIRSKY, FURST & ASSOCIATES, PA
        ----------------               -----------------------------------------
                                       MIRSKY, FURST & ASSOCIATES, P.A.